MANUFACTURING AGREEMENT

This Manufacturing Agreement (“the Agreement”) is dated the 24th day of December, 2007 (“Effective Date”), by and between Inrob Philippines Ltd, a Philippines corporation (“INROB”), and CP Communication Services, Inc., a Philippines corporation, having an address at Unit 201, Syjuco, Bel-Air Building, Polaris Street, Makati City, Philippines (“CPCOM”)

WHEREAS:
Pursuant to the Agreement entered into between the parties on even date hereof for the lease of an operating factory (“Operating Lease Agreement”), CPCOM will operate a manufacturing facility for INROB at an existing factory in the Philippines (“the Premises”); and

WHEREAS:
the parties hereto with to enter into an arrangement whereby CPCOM will operate the Premises and provide certain manufacturing services to INROB, all in accordance with the terms and conditions set forth herein,

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	Term of Agreement.

This Agreement shall commence on the Effective Date and shall remain in full force and effect throughout the duration of the Operating Lease Agreement (the “Agreement Term”).

2.	Provision of Services.

2.1
During the Agreement Term, CPCOM will provide INROB the services as may be required in order to provide INROB with a Product as designated by INROB and detailed in an instruction letter by INROB which services are hereinafter referred to individually as a “Service” and collectively as the “Services”. In providing the Services, CPCOM shall use the number of adequate, experienced and qualified personnel and management as may be necessary in order to supply INROB with the purchase orders placed by INROB from time to time and to ensure that INROB can conduct its business in the ordinary course.

2.2
CPCOM shall determine both the staffing required and the particular personnel assigned to perform the Services. The personnel so assigned may be replaced or reassigned at CPCOM's sole discretion. INROB shall provide training to such personnel and shall be entitled to demand the replacement of any such personnel on grounds of lack of under qualification.

2.3	With respect to those employees who received training of any kind from INROB, their replacement or reassignment shall be pre-approved in writing by INROB.

2.4	CPCOM shall not provide any professional services under this Service Agreement if the provision of such Services by the employees who would provide such services would be prohibited by law.

2.5
CPCOM commits itself to render the Services with sufficient, experienced and adequate personnel and management. CPCOM shall be jointly and severally liable for all acts and omissions incurred by the personnel or management that it may use to render the Services with respect to the damages caused to INROB or third parties as a consequence of such acts or omissions.

2.6
CPCOM hereby grants to INROB and its successors access rights, on a nonexclusive basis, to areas of the Premises owned or leased by it to the extent necessary for CPCOM to perform the Services and for INROB to utilize the Services specified hereunder.

2.7	INROB shall have no relationship or liability of any kind with respect to the personnel, management, employees or employees of third parties that CPCOM may use in order to provide the Services.

2.8
CPCOM shall strictly and timely comply with all legal and regulatory obligations that may be imposed or may correspond to it with respect to the personnel and management it uses to provide the Services and shall be directly responsible for all consequences that may arise or derive from a lack of such fulfilment.

2.9
The parties agree that in the event that INROB's interest require, INROB shall be entitled to replace the manufacturing services provided by CPCOM, provided that CPCOM was given a 1 (one) month prior written notice to that effect and that the costs of the production be adjusted accordingly.

3.	Consideration.

The consideration for Services shall be in accordance with the going market rate in the area of the Premises for the services, as shall be agreed between the parties from time to time.

4.	Billing and Payment.

At the end of each calendar month, CPCOM shall send to INROB an invoice for the actual services rendered by CPCOM to INROB during such time period, indicating the type of Services rendered, the number of persons dedicated to each Service and the number of hours spent for each type of Service. Upon receipt of the respective invoice, INROB shall review it and inform CPCOM of any objection it may have within 15 business days from receipt of the invoice. INROB shall pay to CPCOM the corresponding invoice no later than 45 days following the receipt of the invoice. It is agreed that the invoice shall be examined in accordance with the Purchase Orders placed by INROB according to the Operating Lease Agreement.

5.	Termination.

5.1	This Agreement shall be effective as of the Effective Date and shall remain in full force for the duration of the Operation Lease Agreement.

5.2
No termination of this Agreement shall discharge, affect or otherwise modify in any manner the rights and obligations of the parties hereto which have accrued or have been incurred prior to such termination.

6.	Liability.

In providing the Services hereunder, CPCOM shall be liable to INROB for all liability, loss cost or damage of any nature whatsoever (including, without limitation, reasonable counsel and consultant fees and expenses, investigation costs, court costs and litigation expenses) (“Damages”) incurred or suffered by INROB arising out of CPCOM's performance or non-performance of its obligations hereunder, except with respect to any such Damages incurred as a result of INROB’s negligence as determined by the arbitrator appointed in accordance with this Agreement.

Such liability shall include, inter alia, any damage or defect to the Products (whether in the process of manufacture or at any time until dispatch of the Products from CPCOM's premises), delay in manufacture of the Products, inability to manufacture the Products in the time and manner agreed by the parties in the Purchase Orders or in any other document.

7.	Confidentiality.

Confidential Information disclosed or generated pursuant to this Services Agreement shall be treated by each party hereto in accordance with the same standard of care such party applies to its own confidential information.

8.	Ownership in Propriety Rights.

8.1
CPCOM recognizes and acknowledges that all proprietary rights in the finished products manufactured (including all materials used in the manufacturing) by CPCOM in the framework of the Services and in the information provided by CPCOM in the rendering of the Services shall remain the sole property of INROB.

8.2
CPCOM affirms that it has never had, does not have and will not have any claims to, and will not make any representations to third parties that it has, any proprietary rights in the Services, the information derived therefrom or any accompanying materials.

9.	Status.

CPCOM shall perform all Services hereunder as an independent contractor and nothing contained herein shall be construed as constituting CPCOM as an agent or legal representative of INROB or constitute a relationship of employer and employee or any other similar joint interest between the parties and neither party shall have the authority to bind the other party or to contract in the name of the other party or to create liability against the other party in any way whatsoever.

10.	Notices.

All notices required hereunder shall be in writing and shall be effective as set forth in this Agreement. Such notices shall be delivered personally or sent by facsimile, confirmed in writing sent via registered mail, return receipt requested, postage prepaid, or sent by Federal Express or other courier service, to the addresses and facsimile number set forth above, unless notice of change of addresses and/or facsimile numbers is given in writing in accordance with the foregoing to the other parties, in which case any notice shall be sent to such new addresses and/or facsimile numbers.:

Either party may change the address to which any communication, report or payment is to be directed to it by giving written notice to the other in the manner provided in this Section.

11.	Assignment.

This Agreement shall be binding upon an inure to the benefit of the successors of each party hereto, but shall not be assignable by either party without the prior written consent of the other.

12.	Access to Books and Records.

Upon reasonable notice, CPCOM shall permit INROB (and/or its independent accountants) to review, no more than one time each calendar year, the books and records of CPCOM during regular business hours, as they relate to the charges under this Agreement for the purpose of verifying the accuracy of such charges. All costs of such review shall be paid by INROB.

13.	Third Persons.

This Agreement is not intended to, and shall not, create any rights in or confer any rights upon anyone other than the parties hereto.

14.	Arbitration, Governing Law and Jurisdiction.

The Arbitration, Governing Law and Jurisdiction clauses shall be as stated in the Operation Lease Agreement.

15.	Governing Language.

This Agreement has been prepared in the English Language. In the event of any conflict or inconsistency between the English language version and any translation hereof made for any purpose, the English language version shall prevail and shall govern the interpretation and constructions hereof, except as may be required by applicable law.

16.	Amendment.

Neither this Agreement nor any term hereof shall be amended or modified in any manner except by an instrument in writing which specifically refers to this Agreement and is executed by each of the parties hereto.

17.	Counterpart.

This Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

18.	Waiver.

Failure of either party to insist upon strict compliance with any of the terms of this Agreement in one or more instances shall not be deemed to be a waiver of its right to insist upon such compliance in the future, or upon compliance with the other terms hereof.

19.	Information Access.

Each party will provide to the other party, free of charge of cost, copies of any information, data or documents reasonably required for reporting or compliance obligations with any governmental authority, except to the extent that provision of such copies of information, data and documents would result in undue burden or expense to the providing party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first above written.

INROB	CPCOM
By: /s/ Ben Tsur Joseph	By: /s/ Dan Galler
Its: CEO	Its Managing Director